Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of this 11th day of December, 2006 (the “Effective Date”), by and between West Marine, Inc. and West Marine Products, Inc. (collectively, the “Company”), with offices at 500 Westridge Drive, Watsonville, California 95076, and Thomas Moran (the “Executive”), with an address at 39 Jones Street, Hingham, Massachusetts 02043.

1. POSITION, EMPLOYMENT PERIOD AND DUTIES.

(a) Executive shall diligently and conscientiously devote Executive’s full business time, attention, energy, knowledge, skill and diligent efforts to the business of the Company and the discharge of Executive’s duties hereunder. Executive will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive’s duties under this Agreement shall be to serve as the Chief Financial Officer, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by the Chief Executive Officer (“CEO”) under the direction of the Board of Directors of the Company (the “Board”) or its designees. Executive shall also act as an officer and/or director and/or manager of such affiliates of the Company as may be designated by the Company under the direction of the Board from time to time, commensurate with Executive’s office, all without further compensation, other than as provided in this Agreement. As an exempt, salaried employee, Executive will be expected to work such hours as required by the nature of Executive’s work assignments. The Company reserves the right to modify Executive’s position and duties at any time in its sole and reasonable discretion.

(b) Employment with the Company is not for a specified term and is at the mutual consent of the Company and Executive. Accordingly, either the Executive or the Company can terminate the employment relationship at will, with or without cause and with or without notice, at any time, subject to the provisions of this Agreement. This is an integrated agreement with respect to the at will nature of the employment relationship, and there are not now and may not be in the future any implied or oral agreements that in any way modify this at will employment relationship.

(c) The date Executive is to commence employment with the Company is January 8, 2007 (“Commencement Date”). During the period of time in which the Executive is employed by Company (the “Employment Period”), the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Company that are consistent with Executive’s position.

2. PLACE OF EMPLOYMENT. Executive’s performance of services under this Agreement shall be rendered in Watsonville, California, subject to necessary travel requirements of Executive’s position and duties hereunder.

3. COMPENSATION, BONUS, BENEFITS AND STOCK OPTIONS.

(a) Base Salary. The Company shall pay to Executive base salary compensation at an annual rate of not less than $ 290,000. On March 8, 2007, the Executive’s base salary will be increased to $ 300,000 and annually thereafter, the CEO shall review Executive’s base salary in light of the performance of Executive and the Company, and may maintain or increase such base salary by an amount the CEO determines to be appropriate, subject to the guidelines established by the Board from time to time for Executive’s position (“Base Salary”). Executive’s Base Salary shall be paid in accordance with the Company’s payroll practices in effect from time to time for executive officers, including all applicable withholdings.

(b) Bonus Plan. If the Company adopts and/or maintains a bonus program providing for annual bonus awards to its senior executives, the Executive shall be entitled to participate therein, at a targeted rate equal to 40% of Executive’s Base Salary, subject, however, to the achievement of annual performance objectives and/or other criteria which shall be established and approved (as may be modified from time to time) by the Board or any authorized committee thereof for the Executive and the other members of the Company’s senior executives. The Executive’s bonus amount, if any, for each fiscal year of the Employment Period shall be determined after the close of such fiscal year at the usual time for such determinations, and paid to Executive at the time such bonuses are paid in accordance with the Company’s practices in effect from time to time for senior executives, subject to applicable withholdings, and further subject to the provisions of Section 5(f) below.

(c) Option Grant. As additional consideration for the services to be rendered by Executive under this Agreement, the Company will grant to Executive, from the Company’s 2006 Omnibus Equity Incentive Plan, as amended from time to time (the “Plan”), stock options to purchase 50,000 shares of the Company’s common stock, subject to approval by the Board at its next regularly scheduled Board meeting, and further subject to the terms and conditions applicable to stock options granted under the Plan (or any successor plan) and to stock option agreement related to such grant. The stock options will be granted on the next regularly scheduled meeting of the Board at an exercise price per share equal to 100% of the fair market value per share on such grant date. The stock options will have a term of 5 years and will vest at 25% per year over a four-year period if and until all shares are vested.

(d) Benefits. Executive shall be eligible to participate in all employee benefit programs of the Company offered from time to time during the Employment Period by the Company to employees or senior executive officers of Executive’s rank, at the Company’s cost, subject to any portion of the costs required to be contributed by Executive, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the Company’s then-current practice as approved by the Board from time to time.

(e) Paid Time Off. Executive shall be entitled to paid time off (“PTO”) of up to 4 weeks per calendar year, with such number of weeks being pro-rated for the remainder of the 2006 calendar year. Executive may roll-over unused PTO time from one calendar year to another, subject to the Company’s policy in effect from time to time relative to PTO accrual, roll-over and advance payout.

(f) Business Expenses. The Company shall promptly reimburse Executive for Executive’s reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive’s duties under this Agreement consistent with the policies of the Company as applied to all executive officers. Executive shall document and substantiate such expenditures as required by the policies of the Company as applied to all executive officers, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Executive reasonably has been able to obtain.

(g) Relocation Expenses. With respect to the Executive’s relocation to the Northern California area, the Company will provide the following benefits or reimbursements of expenses:

i. If required, the Company will provide the Executive with or reimburse the Executive for temporary living quarters in the Northern, California area for a reasonable period of time, not to exceed 3 months after the Commencement Date, and for a reasonable cost, not to exceed $ 2,300 per month;

ii. If required, the Company will provide round-trip coach class airline tickets, purchased through the Company’s travel service, for up to six (6) trips for the Executive’s spouse during the Executive’s first three (3) months of employment in connection with finding suitable housing;

iii. The Company will reimburse the Executive for reasonable, customary closing costs including, but not limited to: inspection fees, title charges, processing fees, and escrow fees paid by Executive for the sale of Executive’s current residence and the purchase of a new residence in Northern California, provided that Company’s reimbursement of closing costs related to such sale and/or purchase, in the aggregate, does not exceed $40,000; and

iv. The Company will reimburse the Executive for all reasonable, standard costs approved by the Company in advance in connection with moving the Executive’s home furnishings and personal belongings, which approval shall not be unreasonably withheld.

(h) Modification of Benefits Plan. Nothing contained in this Agreement shall be construed to require the Company or the Board to establish any benefit plans or to prevent the modification or termination thereof once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company has the right, in its sole discretion, to amend, modify or terminate any benefit plans without creating any rights in Executive.

4. INSURANCE & INDEMNIFICATION. The Company, at its expense, shall provide the Executive with coverage under the Company’s directors’ and officers’ liability insurance policy at the same level provided the other directors and officers of the Company (“D&O Insurance”). The Company shall indemnify the Executive as set forth in the form of Indemnification Agreement attached hereto as Exhibit “A” and incorporated herein by this reference.

5. TERMINATION OF EMPLOYMENT.

(a) Death. The Executive’s employment hereunder shall terminate upon Executive’s death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform Executive’s duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 6 below) for Disability is given following such 90-day period the Executive shall not have returned to the performance of Executive’s duties on a full-time basis.

(c) By Company for “Cause.” The Company may terminate the Executive’s employment hereunder immediately for “Cause.” For purposes of this Agreement, the term “Cause” shall mean:

i. Executive’s breach of any of the covenants contained in Sections 6(a) (confidentiality), 6(b) (exclusive employment and non-solicitation), 6(c) (works for hire), and 6(d) (non-disparagement) provisions of this Agreement;

ii. Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

iii. Executive’s commission of an act of fraud, whether prior to or subsequent to the Effective Date hereof upon the Company;

iv. Executive’s continuing repeated willful failure or refusal to perform Executive’s duties as required by this Agreement (including, without limitation, Executive’s inability to perform Executive’s duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Executive’s employment by the Company);

v. Executive’s gross negligence, gross insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

vi. Executive’s intentional commission of any act which Executive knows (or reasonably should know) is likely to be materially detrimental to the Company’s business or goodwill; or

vii. Executive’s breach of any material provision of this Agreement.

(d) Without Cause; for Good Reason. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause (which termination shall be effective on the date specified by Company), and the Executive may terminate Executive’s employment hereunder during the Employment Period for Good Reason, provided that Executive serves notice on the Company specifically identifying the conduct that the Executive believes constitutes Good Reason and gives the Company fifteen (15) days to cure such conduct. For purposes of this Agreement, the term “Good Reason” shall mean: (i) a material diminution of the authority, duties or responsibilities of the Executive as provided in Section 1 hereof; (ii) a material diminution in the Executive’s title; or (iii) a breach of any material provision of this Agreement by the Company.

(e) Voluntarily. The Executive may voluntarily terminate Executive’s employment hereunder, provided that the Executive provides the Company with notice of Executive’s intent to terminate Executive’s employment at least forty-five (45) days in advance of the effective date of termination.

(f) Termination Payments.

i. Without Cause or For Good Reason. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause or by the Executive for Good Reason, the Company’s obligations to Executive under this Agreement shall be limited to: (A) the payment of Executive’s Base Salary through the date of termination to the extent accrued but not paid by then; (B) the payment of any unused accrued PTO through the date of termination; (C) the payment of any reimbursable business expenses documented and incurred by Executive prior to termination in accordance with the Company’s policies in effect at such time and that were not reimbursed by the Company at the time of the termination; (D) the payment of severance to Executive in an amount equal to six (6) months of the Executive’s then current Base Salary (“Severance Period”), payable over the Severance Period in substantially equal payments on the Company’s regularly scheduled payroll dates, except if such termination occurs at any time during the first year of employment, Executive’s severance payment shall be prorated to an amount equal to the number of months, or portion thereof, during which Executive was employed; (E) in addition, if the effective date of Executive’s termination occurs at any time after the first six (6) months of the Company’s then current fiscal year, the Executive’s annual bonus will be prorated for the period of Executive’s employment during the then current fiscal year (i.e., from the commencement of such fiscal year up through the effective date of termination), payable at the time the Company normally pays such bonuses, provided that Executive will receive no bonus amount if the effective date of termination occurs at any time on or before such six (6) month period. Moreover, Executive acknowledges that, during the Severance Period, Executive will not earn any bonus amount; (F) Executive hereby waives any other Company benefits not specifically mentioned herein, except that Executive will be offered continued health care benefits required to be offered under Federal or state law [e.g., COBRA]; and (G) in accordance with the terms of Executive’s equity award agreement(s), Executive may exercise Executive’s vested stock options for the period of time specified under such applicable award agreement(s) after termination of employment (currently at ninety (90) days) (“Extended Period”) and upon termination of the Extended Period any unexercised vested stock options or other vested but unexercised equity awards automatically will be forfeited. Also, upon termination any unvested stock options or other unvested equity awards automatically will be forfeited. Executive acknowledges that, during the Severance Period, Executive will not earn or receive any further equity award grants. Except for payment under clause (C), the benefits described herein will be subject to applicable withholding and/or authorized deductions (including offsets permitted under this Agreement), as required by Company policy and/or by applicable laws and regulations and shall be paid at the time expressly set forth herein in accordance with the Company’s usual practices as they exist from time to time, subject to applicable law. No other benefits will accrue to Executive during the Severance Period. Except as specifically provided herein or otherwise provided by applicable law, as of the date of termination, the Company’s obligations to Executive shall terminate and the Company shall have no further obligation to pay Executive any compensation or any other amounts. The payments and rights provided in clauses (D) through (G) hereof are subject to and conditioned upon the Executive executing the Release Agreement referenced in Section 6(e) below.

ii. Disability or Death, Termination for Cause and Voluntary Termination. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or disability, Executive’s voluntary termination or the Company’s termination of the Executive for Cause, the Company’s obligations to Executive under this Agreement shall be limited to: (A) the prorated payment of Executive’s Base Salary through the date of termination to the extent accrued but not paid by then; (B) the payment of any unused accrued PTO through the date of termination; and (C) the payment of any reimbursable business expenses that were documented by Executive prior to termination in accordance with the Company’s policies in effect at such time and that were not reimbursed by the Company at the time of the termination. Such payments shall be made less applicable withholdings and authorized deductions within the time period required under applicable law. As of the date of such termination, the Company’s obligations to Executive shall terminate and the Company will have no further obligation to pay Executive or Executive’s estate, beneficiaries or representatives any compensation or any other amounts, except as provided in this Agreement or otherwise provided by law.

(g) Obligations of Executive on Termination.

i. Executive acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, Confidential Information (as defined in this Agreement), copies of any of the foregoing, and any equipment or assets furnished to Executive by the Company, belong to the Company and shall be promptly returned to the Company upon termination of employment.

ii. Upon termination of employment, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company.

iii. Executive agrees that following termination of Executive’s employment, Executive shall not access or use any of the Company’s computer systems, e-mail, systems, voicemail systems, intranet system or other system, except as authorized by the Company.

iv. Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive and that such matters are transferred to another employee designated by Company. In addition, upon request by the Company, Executive agrees to cooperate to the extent necessary to protect the interests of the Company or any of its affiliates or related entities, including without limitation, in providing any information that Executive has about the Company’s business and its operations and/or in providing truthful testimony as a witness or declarant in connection with any potential future litigation which may arise as to which Executive may have any relevant information.

6. Covenants of Executive.

(a) Confidential Information.

i. Existence of Confidential Information: The Company owns and has developed and complied, and will develop and compile, certain proprietary and confidential information that has great value to its business (referred to in this Agreement collectively as “Confidential Information”). Confidential Information includes information, whether or not designated as confidential or “company private” by the Company, from any source, which is either disclosed to, or learned by, Executive during the course of Executive’s employment with the Company and which has or could have commercial value in the business in which the Company is engaged or contemplates engaging, which could be detrimental to the interests of the Company if disclosed without authorization, which gives the Company a competitive advantage or the opportunity to obtain a competitive advantage or which is not generally known to the public. Examples of confidential information include, without limitation: Company’s personnel and financial, information, vendor names and information, product cost information, and operational and procedural manuals; Company’s proprietary computer software of any type, whether in source code, object code, annotations, coding notes, or any other form, in any stage of research and development, production, or manufacture; information relating to any of Company’s proprietary rights or information., information concerning product research and development, including technical, engineering, or production data, test data or results, and information concerning Company’s efforts to acquire, protect, and license proprietary rights; Company’s price, cost and fee data, pricing and billing policies, data, forecasts, plans, and strategies for all aspects of Company operations, marketing, and sales, whether or not in effect; the names and all other information concerning the Company’s customers or vendors, including customer and vendor lists, and all data relating to the type, quantity, specifications, and price of Company products and/or services received or provided by any customer or vendor; any and all work product created by Executive relating to or resulting from the engagement of Executive by Company including, without limitation, all notes, research, drafts, and final product; and any and all information concerning Company trade secrets, research, development, test results, reports, specifications, business plans or strategies, forecasts, marketing plans or strategies, unpublished financial information, budgets, projections and Company agreements.

ii. Protection of Confidential Information: Executive will not, either during or after employment with the Company, directly or indirectly, disclose, or otherwise communicate to any third party, any of the Company’s Confidential Information without prior written approval of the Company’s Chief Executive Officer, except as authorized in the normal exercise of Executive’s assigned job duties for the Company and for the benefit of the Company. Executive acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information of the Company may be highly prejudicial to its interests, an invasion of privacy and an improper disclosure of trade secrets. Moreover, if, at any time, Executive becomes aware of any unauthorized access, use, possession, or knowledge of any Confidential Information, Executive shall immediately notify the Company’s General Counsel. Executive also agrees that to the extent any court or agency seeks to have him disclose Confidential Information, Executive shall promptly inform the Company and shall take such reasonable steps as are available to Executive to prevent disclosure of such Confidential Information until the Company has been informed of the requested disclosure and the Company has an opportunity to respond to such court or agency. Nothing provided in this paragraph shall require Executive to take any action that would cause Executive to incur personal, financial, or other risk.

iii. Delivery of Confidential Information: Upon request or when Executive’s employment with the Company terminates, Executive will immediately deliver to the Company all copies of any and all materials and writings received from, created for or belonging to the Company including, but not limited to, any which relate to or contain Confidential Information.

(b) Exclusive Employment and Non-Solicitation: During Executive’s employment with the Company, Executive will not do anything, directly or indirectly, to compete with the Company’s present or contemplated business, nor will Executive plan or organize any competitive business activity including, without limitation, engaging in any activity or entering into any agreement that conflicts with the interests of the Company or Executive’s job duties or obligations to the Company or providing services for, owning, managing, or operating any business that is at that time in, competition with the Company. At any time during or following the termination of Executive’s employment, Executive shall not engage in unfair competition with the Company, aid others in any unfair competition with the Company, in any way breach the confidence that the Company placed in Executive during Executive’s employment, misappropriate any Confidential Information as defined in this Agreement, or breach any of the provisions of this Section of this Agreement. Executive also will not within two (2) years after Executive’s employment terminates, directly or indirectly, influence, hire, solicit, divert or attempt to influence, hire, solicit, divert or encourage to terminate or alter any relationship with the Company of any employee, independent contractor, supplier, customer, consultant or any other person or company without the Company’s express written, consent.

(c) Works for Hire. All inventions, ideas, processes, programs, software, procedures, projects, plans and designs (including improvements), equipment, or products conceived (whether or not actually conceived during regular business hours), developed, or made through efforts in whole or in part of Executive during the course of Executive’s employment with Company and (ii) related to the business of Company shall be disclosed promptly to Company and shall be the sole and exclusive property of Company. Executive shall cooperate with Company and its attorneys in the preparation of patent, trademark and copyright applications for the foregoing developments and Executive does hereby assign all of Executive’s right, title and interest in and to all such inventions, ideas, processes, programs, software, procedures, projects, plans, designs, equipment or products to Company. The decision to file a patent, trademark or copyright protection, or to maintain such developments as a trade secret, shall be in the sole discretion of Company and Executive shall be bound by such decision and shall execute such documents as may be necessary to carry out the intent of this Section.

(d) Non-Disparagement. Executive agrees that both during and after Executive’s employment with Company, Executive will not disparage, denigrate, or criticize the Company or any of its management personnel or members of the Board, whether or not such activity has as its purpose or outcome, the interference or competition with, or the, reduction, interruption, disruption, or obstruction of, the conduct of Company’s businesses.

(e) Release. Upon termination of employment, and if Executive elects to receive the benefits outlined in Section 5(f) above, Executive agrees to execute and deliver to Company a general release (substantially in the form attached hereto as Exhibit “B”) releasing Company and its officers, directors, owners, affiliates, successors and assigns, from any and all actual or potential, suspected or unsuspected, foreseen or unforeseen, and patent or latent causes of actions, claims and demands whatsoever, whether in law or in equity, which may exist as of the date of the release or which may arise after such date as a result of Executive’s employment or termination of employment with the Company. Such release also will include a waiver of § 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,” Executive’s agreement to indemnify, defend, and hold harmless each released person or entity against any claim, including attorney fees and costs, resulting from a breach of Executive’s covenants contained in the release, and a provision that such covenants survive the termination of Executive’s employment and/or of Agreement.

(f) Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the covenants set forth in Sections 5 (g) and Sections 6 (a)-(e) are essential elements of this Agreement, and are required for the protection of Company’s legitimate business interests, and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement, including the Company’s agreement to provide the severance compensation set forth in Section 5(f). Accordingly, in addition to all other rights and remedies available to Company under this Agreement, Executive acknowledges and agrees that Executive’s failure to comply with any of these covenants shall entitle Company to immediately terminate any compensation or benefits otherwise payable in accordance with Section 5(f). Moreover, such covenants are independent of any other contractual obligations in this Agreement. The existence of any claim or cause of action by Executive against Company, whether based on this Agreement or otherwise created, shall not create a defense to the enforcement by Company of any such covenants.

(g) Modification by Court. It is agreed by the Company and Executive that if any portion of this covenants set forth in this Section 6 are held to be invalid, unreasonable, arbitrary, or against public policy, then such portion of such covenants shall be considered divisible (including divisible as to time and geographical area, as applicable) and a lesser time period, geographical area or other modification which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Company and the Executive agree that covenants set forth in this Section 6 are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.

(h) Survival of Covenants. The covenants contained in this Section 6 shall survive the termination of Executive’s employment and this Agreement.

7. Miscellaneous:

(a) Assignment and Transfer: Executive’s rights and obligations under this Agreement are personal and shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be enforceable by, any purchaser of substantially all of Company’s assets, any successor to Company or any assignee thereof.

(b) No Inconsistent Obligations: Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Executive’s job duties for the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that Executive has returned all property and confidential information belonging to all prior employers.

(c) Construction, and Governing Law: The captions used in connection with this Agreement are for reference purposes only and shall not be construed as part of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d) Entire Agreement: Except as expressly referenced or incorporated herein, this Agreement contains the entire agreement and understanding between the parties as to the matters covered herein and supersedes any prior or contemporaneous written or oral agreements between them respecting the subject matter hereof. Parol evidence will be inadmissible to show agreement by and among the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

(e) Amendment: This Agreement may be amended only by a writing signed by Executive and either an officer of the Company or other duly authorized agent of the Company.

(f) Severability: If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(g) Remedy for Breach: The parties hereto agree that, in the event of breach or threatened breach of any covenants of Executive, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive. In addition to injunctive relief, Company shall also be entitled to all other relief available under the law, including but not limited to, damages, punitive damages, attorneys’ fees and costs, including those incurred in bankruptcy and appellate proceedings. Accordingly, the remedies available to Company in the event Executive breaches any of the provisions of this Agreement are cumulative, and Company’s exercise of any remedy will not limit any other remedies that may be available to Company at law or in equity.

(h) Arbitration: With the exception of a suit for injunctive or equitable relief, in the event that a dispute arises concerning the interpretation or enforcement of this Agreement, or any other related matter, the parties agree that any such dispute shall be resolved by a three member arbitration panel in Santa Cruz, California in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Executive therefore specifically waives any right to jury trial on such disputes. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of a writ for its collection. The losing party in any such dispute shall pay all of the winning party’s costs, including any arbitrator or administrative fees and reasonable attorneys’ fees. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than arbitrator(s)), and the determination thereof, unless otherwise required by law. Nothing in this subsection shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief.

(i) Waiver. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. No waiver of any provision of this Agreement, or consent to any departure by either party from any provision of this Agreement, shall be effective in any event unless it is in writing, designated a waiver, and signed by the party waiving the breach. Such a waiver shall be effective only in the specific instance and for the purpose for which it is given.

(j) Notices. All notices and communications provided for in this Agreement shall be in writing and shall be delivered personally, or sent by registered, certified, or express mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight or courier service to the parties at the addresses set forth below. Either party may change the address to which notices shall be sent by written notice as provided in this subsection. Such notices and communications shall be deemed received. as follows: in the case of personal delivery, the day of actual receipt; in the case of express mail or delivery by overnight or courier service, the day designated for delivery; in the case of registered or certified mail, five (5) days after deposit in the mail; and in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise.

For the Company:	For the Executive:
West Marine	Thomas Moran
500 Westridge Drive	39 Jones Street
Watsonville, California 95076	Hingham, Massachusetts 02043
Attn: VP – Human Resources
Fax: 831-768-5223
With a copy to:
General Counsel
Fax: 831-768-5869

(k) Acknowledgment by Executive. Executive represents that Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that Executive has read this Agreement, and that Executive understands its terms. Executive acknowledges that prior to assenting to the terms of this Agreement Executive has been given a reasonable time to review it, to consult with legal counsel of Executive’s own choice, and to negotiate at arm’s length with the Company as to its terms and contents.

(l) Counterparts. This Agreement may be executed in counterparts, each of which, taken together, shall constitute one and the same instrument. Signatures obtained via facsimile shall be acceptable as original signatures.

The parties hereto have duly executed this Agreement as of the date set forth below next to their respective signatures.

COMPANY

By:	/s/ Peter Harris
Peter Harris, CEO & President

EXECUTIVE

/s/ Thomas Moran
Thomas Moran

EXHIBIT “A”

FORM OF INDEMNIFICATION AGREEMENT

Indemnification Agreement

This indemnification agreement (the “Agreement”) is made as of the 11th day of December, 2006, by and between West Marine, Inc., a Delaware corporation (the “Company), with an address at 500 Westridge Drive, Watsonville, California 95076, and Thomas Moran (the “Indemnitee”), with an address at 39 Jones Street, Hingham, Massachusetts 02043.

W I T N E S S E T H:

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, that there can be no assurance that directors’ and officers’ liability insurance will continue to be available to the Company and Indemnitee, and that it is possible that the cost of such insurance, if obtainable, may not be acceptable to the Company; and

WHEREAS, the Company and the Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting officers, directors, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited; and

WHEREAS, Indemnitee does not regard the current protection available as adequate under the present circumstances, and the Indemnitee and other directors, officers, employees, agents and fiduciaries of the Company may not be willing to serve, or continue to serve, the Company or any of its subsidiaries as an officer, director, employee, agent or fiduciary without assurances that adequate liability insurance, indemnification or a combination thereof is, and will continue to be, provided; and

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to serve or to continue to serve the Company or any of its subsidiaries, the Company has agreed to provide for the indemnification and advancing of expenses to Indemnitee to the maximum extent permitted by law; and

WHEREAS, as a result of the provision of such benefits, Indemnitee has agreed to serve or to continue to serve as an officer, director, employee or agent of the Company or any of its subsidiaries, and the Company desires that Indemnitee shall be indemnified by the Company as set forth herein.

NOW, THEREFORE, in consideration of the promises, conditions, representations and warranties set forth herein, the Company and Indemnitee hereby agree as follows:

1. Definitions/Construction of Phrases. The following terms, as used herein, shall have the following respective meanings:

(a) “Company” shall include, in addition to the above named or any resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) “Covered Amount” means Losses and Expenses which, in type or amount, are not insured under any directors’ and officers’ liability insurance maintained by the Company from time to time.

(c) “Covered Act” means any past, present or future breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by Indemnitee or any of the foregoing alleged by any claimant or any claim against Indemnitee by reason of Indemnitee at any time being a director, officer employee, agent or fiduciary of the Company or any of its subsidiaries or a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, or if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, by reason of (or arising in part out of) any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company an a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity, provided that a Covered Act shall specifically exclude any Excluded Claim.

(d) “Determination” means a determination, based on the facts known at the time, made by:

(i)	An award of a neutral arbitrator selected by the parties; or

(ii)	A final adjudication by a court of competent jurisdiction.

(e) “Determined” shall have a correlative meaning.

(f) “Excluded Claim” means any payment for Losses or Expenses in connection with any claim: Based upon or attributable to Indemnitee gaining in fact any personal profit or advantage to which Indemnitee is not entitled; or

(i)	For an accounting of profits in fact made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and its amendments or similar provisions of any federal, state or local statutory law; or

(ii)	Resulting from Indemnitee’s knowingly fraudulent, deliberately dishonest or willful misconduct unless Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company as determined by (A) a majority vote of the directors of the Company who are not parties to such action, suit or proceeding for which indemnification is sought, even though less than a quorum, or (B) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (C) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (D) by a vote of the holders of a majority of the Company’s common stock, excluding the shares held by Indemnitee; or

(iii)	The payment of which by the Company under this Agreement is not permitted by applicable law; or

(iv)	Initiated or brought voluntarily by Indemnitee and not by way of defense, except (A) in specific cases if the Board of Directors has approved the initiation or bringing of such claim, or (B) as otherwise required under Section 145 of the Delaware General Corporation Law, regardless of whether Indemnitee ultimately is determined to be entitled to indemnification, advance Expense payment or insurance recovery, as the case may be; or

(v)	In which any Expenses incurred by the Indemnitee with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to claims for Covered Acts, if a court of competent jurisdiction makes a Determination that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(vi)	Which are not within the Covered Amount, i.e., which are insured in type and amount under any directors’ and officers’ liability insurance maintained by the Company from time to time.

(g) “Expenses” mean any and all expenses, including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry, judicial or administrative proceedings (including an action by or in the right of the Company), whether civil or criminal, or appeals and costs of attachment or similar bonds or investigation of a claim or claims made or threatened against Indemnitee for any Covered Act, and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses.

(h) “Loss” means any amount which Indemnitee is legally obligated to pay as a result of a claim or claims made against him for Covered Acts including, without limitation, damages, judgments, fines penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) of a Covered Act.

2. Indemnification.

(a) The Company shall indemnify, defend Indemnitee and hold Indemnitee harmless to the fullest extent permitted by law from the Covered Amount of any and all Losses and Expenses, subject, in each case, to the further provisions of this Agreement. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change.

(b) The Company agrees that if there is a change in control of the Company (other than a change in control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such change in control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Losses and/or Expenses under this Agreement or any other agreement or under the Company’s Certificate of Incorporation or Bylaws as now or hereafter in effect, independent legal counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the independent legal counsel referred to above and to fully indemnify such counsel against any and all expenses (including reasonable attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(c) Notwithstanding any other provision of this Agreement other than Paragraph 10 hereof, to the extent that Indemnitee has been successful on the merits or otherwise including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation referred to in Paragraph (2) (a) hereof or in the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

(d) If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of a Loss or Expense incurred in connection with any claim, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Loss or Expense to which Indemnitee is entitled.

3. Excluded Coverage. The Company shall have no obligation to indemnify Indemnitee for and defend and hold Indemnitee harmless from any Loss or Expense which has been Determined to constitute an Excluded Claim.

4. Indemnification Procedures.

(a) Promptly after receipt by Indemnitee of notice of the commencement of or the threat of commencement of any action, suit or proceeding, Indemnitee shall, if indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement thereof. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address set forth in this Agreement (or such other address as the Company shall designate in writing to, Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(b) If, at the time of the receipt of such notice, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of such action, suit or proceeding to the insurers in accordance with the procedures set forth in the respective policies in favor of Indemnitee. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all Losses and Expenses payable as a result of such action, suit or proceeding in accordance with the terms of such policies.

(c) To the extent the Company does not, at the time of the commencement of or the threat of commencement of such action, suit or proceeding, have applicable directors’ and officers’ liability insurance, or if a Determination is made that any Expenses arising out of such action, suit or proceeding will not be payable under the directors’ and officers’ liability insurance then in effect, the Company shall be obligated to pay the Expenses of any such action, suit or proceeding in advance of the final disposition thereof; and the Company, if appropriate, shall be entitled to assume the defense of such action, suit or proceeding with counsel reasonably satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election to so do. After delivery of such notice, the Company will not be liable to Indemnitee under this Agreement for any legal or other Expenses subsequently incurred by Indemnitee in connection with such defense other than reasonable Expenses of investigation, provided that Indemnitee shall have the right to employ its counsel in any such action, suit or proceeding, but the fees and expenses of such counsel incurred after delivery of notice from the Company of its assumption of such defense shall be at Indemnitee’s expense, provided further that if (i) the employment of counsel by Indemnitee has been previously authorized by the Company, (ii) Indemnitee shall have reasonably concluded, based upon a written opinion of independent legal counsel, that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, (iii) the Company shall not, in fact, have employed counsel to assume the defense of such action, or (iv) Indemnitee necessarily had to consult with counsel or counsel had to act on Indemnitee’s behalf prior to the time that Company-retained outside counsel was able to act, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company will not be entitled to assume the defense of any such action, suit or proceedings as to which Indemnitee shall have made the conclusion described in (ii) above.

(d) All payments on account of the Company’s indemnification obligations under this Agreement shall be made within thirty (30) days of Indemnitee’s written request therefore, unless a Determination is made that the claims giving rise to Indemnitee’s request are Excluded Claims or otherwise not payable under this Agreement, provided that, all payments on account of the Company’s obligations to pay Expenses under Paragraph 4(c) of this Agreement prior to the final disposition of an action, suit or proceeding shall be made as soon as practicable but in no event later than five (5) days after Indemnitee’s written request therefor and such obligation shall not be subject to any such Determination but shall be subject to Paragraph 4(e) of this Agreement.

(e) Indemnitee agrees that Indemnitee will reimburse the Company for all Losses and Expenses paid by the Company in connection with any action, suit or proceeding against Indemnitee in the event and only to the extent that a Determination shall have been made by a court in a final adjudication or by final and binding arbitration from which there is no further right of appeal that the Indemnitee is not entitled to be indemnified by the Company for such Expenses because the claim is an Excluded Claim or because Indemnitee is otherwise not entitled to payment under this Agreement pursuant to the Company’s Bylaws or otherwise, including applicable provisions of the Delaware General Corporation Law. Indemnitee’s obligation to reimburse the Company for any Losses or Expenses shall be unsecured and no interest shall be charged thereon.

(f) For purposes of this Agreement, the termination of any claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

5. Settlement. The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding effected without the Company’s prior written consent. The Company shall not settle any claim in any manner which would impose any obligation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold or delay their consent to any proposed settlement.

6. Rights Not Exclusive. The rights provided hereunder shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws, any other agreement, any vote of stockholders or disinterested directors, the Delaware General Corporation Law or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity by holding such office, and shall continue after the Indemnitee ceases to serve the Company as an officer, director, employee or agent.

7. Enforcement.

(a) In any action for indemnification, the burden of proving that indemnification is not required under this Agreement shall be on the Company.

(b) In the event that any action is instituted by Indemnitee under this Agreement, or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses, including all court and arbitrator’s costs and expenses and reasonable counsel fees, incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of such Expenses, unless the court or an arbitrator Determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous.

(c) Indemnitee may elect to submit any action under this Agreement to final and binding arbitration. Any reference to arbitration herein shall include the rights of the parties to move to vacate or confirm an arbitrator’s award under California law.

8. Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

9. Liability Insurance. To the extent that the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.

10. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

11. Severability. In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do any act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of 1aw, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms.

12. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

13. Continuation of Indemnification. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is an officer, director, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any possible Loss or Expense by reason of the fact that Indemnitee was an officer, director, employee or agent of the Company or serving in any other capacity referred to above.

14. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents and take all actions reasonably requested by the Company to implement such right of subrogation.

15. Successor and Assigns. This Agreement shall be (i) binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law), and (ii) shall be binding on and inure to the benefit of the heirs, personal representatives and estate of Indemnitee. In the event that the Company or any of its assets are sold or in the event that Company is merged with any other entity, the Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.

16. Amendment. No amendment, modification termination or cancellation of this Agreement shall be effective unless made in writing signed by each of the parties hereto.

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

18. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the opening Paragraph of this Agreement, or as subsequently modified by written notice.

19. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supercedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

20. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries.

21. Authorization and Approval. The Company confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it under this Agreement to induce Indemnitee to become and continue as a director, officer, employee or agent of the Company, and acknowledges that Indemnitee is relying upon the full enforcement and binding nature of this Agreement in accepting and continuing in such capacity. The Company represents and warrants to Indemnitee that all requisite corporate action has or will be taken promptly to authorize and approve this Agreement.

IN WITNESS WHEREOF, the Company and Indemnitee have executed this Agreement as of the day and year first above written.

WEST MARINE, INC.	INDEMNITEE

/s/ Peter Harris	/s/ Thomas Moran
By: Peter Harris	Thomas Moran
Its: CEO & President

EXHIBIT “B”

FORM OF RELEASE AGREEMENT

This Release Agreement (the “Agreement”), is entered into by             (“Employee”) and West Marine, Inc. and its subsidiaries (collectively, the “Company”), hereafter collectively, the “Parties” and shall become effective upon its signature by both Parties and the expiration of the seven (7) day revocation period referred to in Paragraph 6 hereof without revocation by the Employee during such period.

WHEREAS, Employee’s employment with the Company is terminating on             (the “Termination Date”), at which time all employee compensation and benefits shall cease, except as provided in that certain employment agreement dated as of December 11, 2006 by and between Employee and Company (“Employment Agreement”); and

WHEREAS, the parties wish to resolve any and all disputes that the parties may have, including those related to Employee’s employment with and separation from the Company

NOW, THEREFORE, in consideration of the promises contained in this Agreement, the parties agree as follows:

1. Consideration. In consideration of the execution of this Agreement and the releases, promises, and representations included herein, the Company shall pay Employee all amounts and benefits, if any, to which Employee is entitled under the Employment Agreement including, without limitation, any and all earned salary and accrued paid time off due and owing to Employee. In light of the payment by the Company of all wages due, or to become due to Employee, the parties acknowledge and agree that California Labor Code section 206.5 is not applicable to the parties here. Said section provides in pertinent part:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

2. General release. The Employee on behalf of his heirs, family members, estate, executors, administrators, assigns, employers, agents, representatives, insurers, attorneys, predecessors, and successors hereby forever releases and fully discharges the Company and the Company’s predecessors, successors, assigns, parent companies, subsidiaries, affiliates and other related entities, along with its and their current, former and future stockholders, investors, principals, partners, members, employees, employers, directors, officers, parents, subsidiaries, affiliates, agents, assigns, representatives, insurers, attorneys, predecessors, successors, and the like, and its and their heirs, estates, executors, administrators, assigns, agents, representatives, insurers, attorneys, and the like (collectively, the “Releasees”) from any and all claims, actions, judgments, obligations, damages, demands, debts, liabilities, and causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he now owns or holds as of the date the Employee signs this Agreement including, without limitation:

(a) any and all claims relating to or arising from the Employee’s employment with the Company, and the termination of that employment, including but not limited to any and all claims for wrongful termination, sexual harassment, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, promissory estoppel, negligence, misrepresentation, interference with contract or prospective economic advantage, unfair business practices, defamation, invasion of privacy, personal injury, assault, battery, infliction of emotional distress, termination in violation of public policy, false imprisonment, and conversion;

(b) any and all claims for violation of any California, federal or other state, local or other equal employment opportunity laws or regulations, or federal, state or local labor laws, including but not limited to, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, California Labor Code Sections 201 et seq., 970 et seq., and 1197.5; Title VII of the Civil Rights Act of 1964, the

Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the California Labor Code, and the Fair Labor Standards Act;

(c) any and all claims for violation of the federal or any state constitution;

(d) any and all claims for loss, costs, damages or expenses arising out of any dispute over the tax treatment of any of the proceeds received by the Employee as a result of this Agreement; and

(e) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this paragraph 3 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any earned but unpaid “wages,” as defined in Section 200 of the Labor Code of the State of California.

3. Waiver of Civil Code Section 1542. Employee represents that he is not aware of any claim by him against any of the Releasees other than the claims that are released by this Agreement. The Employee waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar law of any state or territory of the United States or other jurisdiction. This section provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.”

Employee acknowledges that the release provided for in Paragraph 2 above shall apply to all unknown and/or unanticipated claims as well as those known and/or anticipated. The Employee understands and acknowledges that even if he should eventually suffer additional damages arising out of the matters herein released, he will not be able to make any claims for those damages.

4. No admissions. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by either party, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made; (b) an acknowledgment or admission by either party of any fault or liability whatsoever to another party or to any third party.

5. No prior claims or assignment; indemnity. Employee represents and warrants that he has not filed any complaints or charges or lawsuits against the Company or any other Releasee with any governmental agency, court, or other forum. The Employee further represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter herein released. In the event that he shall have assigned or transferred, or purported to assign or transfer, any claim or the matter herein released, he shall indemnify the Company and hold it harmless from and against any loss, cost, claim or expense including but not limited to all costs related to the defense of any action including reasonable attorneys’ fees based upon, arising out of or incurred as a result of any such claim, assignment or transfer.

6. Acknowledgment of waiver of claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date on which Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement before signing it; (c) he has seven (7) days following the date he signs this

Agreement to revoke the Agreement, by providing written notice of revocation to the Company’s General Counsel, by midnight on the seventh day following the date on which he signs this Agreement; and (d) this Agreement shall not be effective or enforceable, and Employee shall not be entitled to any consideration under this Agreement or otherwise (except for earned salary and benefits earned at the Termination Date) until the revocation period has expired without Employee’s revocation of this Agreement.

7. Non-disparagement and non-solicitation. Employee agrees that he will not disparage the Company or its employees, officers or directors in their personal or business reputations. Moreover, in consideration of the benefits to be provided to Employee under this Agreement, Employee agrees that prior to the expiration of the Severance Period, Employee will not solicit or cause to be employed or retained any person who is (or within the prior 6 months was) an associate of the Company or its affiliates by any person or entity with whom or which Employee becomes associated.

8. Continuing confidentiality obligations. Employee acknowledges having had access to trade secrets and proprietary and confidential information of the Company relating to the business of the Company and its affiliates. Employee certifies that he has complied with and will continue to comply with all of his obligations to preserve such information as confidential, which information includes, without limitation, Company processes, systems, methods, materials, research activities, prices, volume of sales, promotional methods, list of names or classes of customers, personnel and financial information, vendor names and information, product cost information, computer software of any type, pricing and billing policies, data, forecasts, plans, and strategies for all aspects of operations, marketing, and sales, and expansion and acquisition strategies, including new store openings/closings

9. Return of Company property. Employee agrees that, in addition to his obligations to preserve the trade secrets and proprietary and confidential information of the Company, upon his departure from the Company he will have returned any documents containing or disclosing such information of the Company, and copies thereof, and all other materials, equipment or other property belonging to the Company.

10. Costs and Attorneys’ Fees. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement and otherwise.

11. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind him to the terms and conditions of this Agreement.

12. Entire agreement. This Agreement contains the entire agreement between the Parties pertaining to the subject matter contained in it and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements, representations, and understandings, except for the Parties’ stock option agreements, which shall remain in full force and effect, except as modified herein. The Parties each understand that this Agreement is made without reliance upon any inducement, statement, promise, or representation other than those contained within this Agreement.

13. Attorneys’ fees. If any legal or equitable action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to a reasonable sum for attorneys’ fees and costs which are reasonably incurred and paid in addition to any other relief to which such party may be entitled.

14. Governing law. This Agreement shall be construed under and governed by the laws of the State of California.

This Agreement shall be deemed to have been entered into in Santa Cruz County, California and all questions of validity, interpretation or performance of any of its terms or of any rights or obligations of the parties to this Agreement shall be governed by California law. If any legal or equitable action is necessary to enforce the terms of this Agreement, such action shall be brought in the State of California.

15. Severability. If any provisions of this Agreement or the application thereof to any person, place or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect, provided, however, that if the release provided for in Paragraph 3 above (or any part thereof) is found to be invalid, the Parties shall negotiate a modification to such release to ensure the maximum enforceability permitted by law.

16. Voluntary execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have had a reasonable time within which to consider whether to sign this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They have read and understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

18, Modifications. The terms and provisions of this Agreement may be modified or terminated only in a writing signed by both Parties.

19. Waivers. Any waiver of any term or provision of this Agreement must be in writing and signed by the party granting the waiver. The failure of the Company to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver and shall not deprive the Company of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Any waiver by the Company of a breach of any provision of the Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement.

DATED:
Thomas Moran

West Marine, Inc.

DATED:
By: Peter Harris
Its: Chief Executive Officer & President